UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2008

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut		06074
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number, including area code:		(860) 644-1551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On September 5, 2008, Gerber Scientific, Inc. (the “Company”) announced that it had entered into an agreement, which is described below, under which it will make an offer (the “Offer”), through a wholly owned Canadian subsidiary, to acquire all of the outstanding common shares of Virtek Vision International Inc. (“Virtek”), a provider of industrial laser solutions based in Waterloo, Ontario, Canada and in Ludenscheid, Germany.  A copy of the Company’s news release containing the announcement is filed as Exhibit 99.1 to this report and is incorporated by reference in this Item 1.01.

Support Agreement

The Company will make the Offer pursuant to the terms of a Support Agreement (the “Support Agreement”) among the Company, Gerber Scientific Canada Inc., which is the Company’s wholly owned Canadian subsidiary, and Virtek, a company formed under the laws of the Province of Ontario.  The Offer will be governed by applicable Canadian provincial securities laws.  The parties entered into the Support Agreement effective on September 4, 2008.
Under the Support Agreement, the Company will offer C$1.05 per common share or an aggregate of approximately C$35.1 million in cash to purchase all outstanding common shares of Virtek.  The Offer represents an approximate 18% premium to the closing price of Virtek’s common shares on the Toronto Stock Exchange on August 29, 2008, which was the last full trading day prior to Virtek’s announcement that it had received the Offer.  The Support Agreement contains terms and conditions customary for transactions of this nature, including those which prohibit Virtek from soliciting any competing offers.  If an unsolicited superior proposal having a higher value than that specified in the Support Agreement is received by Virtek, the Company has the right to match that competing offer.  If Virtek proceeds with a superior proposal that the Company chooses not to match, Virtek would be required to pay a break fee to the Company of C$1.15 million, plus a reimbursement of expenses of up to C$250,000.

The Company expects that its take-over bid circular for the Offer will be mailed to shareholders of Virtek on or about September 15, 2008.  The Offer will be subject to various conditions that are required to be satisfied prior to the Company’s acceptance of validly tendered Virtek common shares and payment for such shares, including, but not limited to, the valid deposit of not less than 66⅔% of the outstanding common shares of Virtek (on a fully diluted basis), the obtaining of all necessary regulatory approvals, and other conditions customary for transactions of this nature.  Subject to the satisfaction or, where permitted, waiver of the conditions to the Offer, the Company expects that it will complete its acquisition of Virtek either late in the Company’s fiscal second quarter ending October 31, 2008 or early in the fiscal third quarter ending January 31, 2009.

The foregoing description of the Support Agreement is qualified in all respects by the text of the Support Agreement, which is filed as Exhibit 2.1 to this report and incorporated by reference in this Item 1.01.

The Board of Directors of Virtek has unanimously agreed to support the Offer and to recommend to Virtek’s shareholders that they accept it.

The Company will fund the payment of the acquisition purchase price by borrowings under its existing senior secured credit facility.

In November 1999, the Company purchased from Virtek certain rights relating to software used in the Company’s business, and thereafter, paid Virtek for associated support services.

Item 9.01      Financial Statements and Exhibits

(d)  Exhibits

The following documents are filed herewith as exhibits to this report:

Exhibit Number	Description of Exhibits

2.1	Support Agreement among Gerber Scientific Canada Inc., Gerber Scientific, Inc. and Virtek Vision International, Inc., effective September 4, 2008

99.1	News Release dated September 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.

Date: September 10, 2008	By:	/s/ John J. Krawczynski
John J. Krawczynski Vice President, Chief Accounting Officer and Corporate Controller (On behalf of the Registrant and as Duly Authorized Officer)